Exhibit 10.31

CBOT HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AWARD

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted this option under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”).

1. Terms of Award. The following terms used in this Non-Qualified Stock Option Award (this “Award”) shall have the meanings set forth in this paragraph 1:

The “Participant” is                             .

The “Grant Date” is                             .

The “IPO Date” is the date of the initial closing of the Company’s initial public offering of its Class A common stock.

The number of “Covered Shares” is              shares of the Company’s Class A common stock.

The “Exercise Price” is $             per share.

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

2. Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3. Date of Exercise. Subject to the limitations of this Award, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule, or such earlier date including a change of control as may be specifically provided in a written employment agreement entered into between the Participant and the Company, provided that under no event shall any Installment be exercisable prior to the IPO Date.

INSTALLMENT OF TIME VESTED OPTIONS	VESTING DATE APPLICABLE TO INSTALLMENT
of Covered Shares	[date]
of Covered Shares	[date]
of Covered Shares	[date]

INSTALLMENT OF PERFORMANCE VESTED OPTIONS	VESTING DATE APPLICABLE TO INSTALLMENT
of Covered Shares	[date]
of Covered Shares	[date]
of Covered Shares	[date]

The Option may be exercised on or after the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason only as to that portion of the Covered Shares for which it was exercisable immediately prior to or became exercisable upon the date of such termination of employment.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a) the tenth anniversary of the Grant Date;

(b) immediately upon termination of the Participant’s employment with the Company or any Subsidiary for Cause (as defined in the Plan or in any employment agreement entered into between the Participant and the Company or any Subsidiary);

(c) 30 days after the Participant resigns (other than for “Good Reason” within the meaning of any employment agreement between the Participant and the Company or any Subsidiary) from the employ of the Company and its Subsidiaries; or

(d) 90 days after any termination of employment with the Company and its Subsidiaries not described in paragraph (b) or (c) above.

The Option shall expire immediately upon any termination of employment with the Company and its Subsidiaries as to any portion of the Option which is not exercisable immediately before such termination of employment and does not become exercisable upon such termination of employment.

5. Method of Option Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment shall be made by any method provided in paragraph 7 of the Plan, other than by delivery of a promissory note.

6. Transferability. The Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant. It may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

7. Plan Governs. Notwithstanding anything in this Award to the contrary, the terms of this Award are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Compensation Committee from time to time pursuant to the Plan.

8. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

9. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

10. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

11. Applicable Law. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Non-Qualified Stock Option Award to be executed in its name and on its behalf, all as of the Grant Date.

CBOT HOLDINGS, INC.

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